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                                                                    EXHIBIT 99.1

BALTIMORE, MD (August 23, 1999) -- RailWorks Corporation (NASDAQ: RWKS), a company comprised of rail industry service and product providers nationwide, today announced that it has signed a letter of intent to acquire W.T. Byler Co., Inc., a general contractor providing rail and heavy construction services throughout Texas and surrounding states. Byler had revenue of $56 million in 1998, which is in addition to RailWorks' 1998 pro forma revenue of approximately $500 million.

Founded in 1973, Byler is active in Texas, Louisiana, Oklahoma, Arkansas and New Mexico. Its expertise encompasses railroad construction and maintenance, grading, excavation, soil stabilization, concrete paving, asphalt paving, and underground utilities construction. Byler's diverse customer base includes Class I railroads, short line railroad companies, large industrial clients, utility companies and public agencies.

"The acquisition of Byler provides RailWorks with a strong position in the southwest with an emphasis on the petro-chemical based Houston rail services market," commented John G. Larkin, Chairman and Chief Executive Officer of RailWorks. "Byler's focus on rail construction and heavy excavation is an excellent complement to our existing rail maintenance capabilities already firmly established in that region. The combination of these services should generate significant cross-selling opportunities across our expanded customer base."

Byler also brings to RailWorks a significant incremental backlog of approximately $45 million. "We are heading into heavy bidding season with a strong backlog of over $600 million. As we continue to build our backlog between now and year end, we anticipate beginning the year 2000 with a record backlog," Mr. Larkin added.

RailWorks is a leading nationwide provider of integrated rail system services and products. With over 44 facilities located in 27 states, RailWorks' companies are active in new construction, rehabilitation, repair and maintenance of track, signaling, communications, electrical and other track-related systems, and rail products manufacturing and supply.

This acquisition is subject to due diligence, negotiation of definitive acquisition agreements, lender consents and customary closing conditions. Except for historical financial information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. Factors which could affect the Company's actual results include general economic conditions, competitive factors, seasonality of our business, timing and integration of future acquisitions, dependency on public sector contracts and funding, exposure to fixed price contracts, labor relations, reliance on subcontractors and suppliers, regulatory changes in the rail and transit industries, cyclical nature of the rail system industry and commercial construction, availability and terms of financing for our business, our ability to meet obligations under debt instruments, our ability to address Year 2000 issues and changes in laws that impact the way in which the Company conducts its business.